                                                                                        Exhibit 10.1
AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this the 30th day of March, 2007 by and between BIOMETRICS INVESTORS, L.L.C., a Delaware limited liability company (“Lender”), and SEQUIAM CORPORATION, a California corporation (“Borrower”).

W I T N E S S E T H

WHEREAS, Lender is the holder of the Prior Note (as defined below), which was made by Borrower and which has an outstanding balance as of the date of this Agreement, including principal and accrued interest, of $3,965,119.00. Subject to the terms and conditions of this Agreement, Lender has agreed to extend a Term Loan (as defined below) to Borrower in the total aggregate amount of $2,500,000 which Term Loan would be consolidated with the indebtedness evidenced by the Prior Note and evidenced by a new Term Note in the face amount of $6,500,000. Subject to the terms and conditions of this Agreement, Lender has agreed to extend a separate Term Loan to Borrower in the amount of $5,000,000. In connection with extending credits to Borrower, Borrower shall also issue Warrants to Lender which, if both Term Loans are funded, would allow Lender to purchase up to 40% of Borrower’s Fully Diluted Common Shares, subject to adjustments as set forth in the Warrants.

NOW, THEREFORE, in consideration of the Warrants and any Loans made for the account of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1.	DEFINITIONS.

“Account” shall have meaning assigned to such term in the UCC.

“Account Debtor” shall have the meaning assigned to such term in the UCC.

“Additional Warrants” means the Common Share purchase warrants, in the form of Exhibit A delivered to Lender in accordance with Paragraph 4(c)(iv) hereof, which Warrants shall be exercisable immediately for 39,431,424 Common Shares at an exercise price of $0.01 per share and have a term of exercise equal to 5 years.

“Advance Conditions” shall have the meaning specified in Paragraph 4 hereof.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with another Person.

“Agreement” shall mean this Agreement, any exhibits or schedules hereto, any concurrent or subsequent rider hereto and any extensions, supplements, amendments or modifications hereto.

“Base Rate” shall have the meaning specified in Paragraph 3(a) hereof.

“Borrowing Base Certificate” shall have the meaning specified in Paragraph 4(a)(i) hereof.

“Chattel Paper” shall have the meaning assigned to such term in the UCC.

“Collateral” shall mean all of the property of Borrower described in paragraph 5 hereof, together with all other real or personal property of Borrower now or hereafter pledged to Lender to secure repayment of any of the Liabilities.

“Commercial Tort Claims” shall have the meaning assigned to such term in the UCC.

“Common Shares” means the common shares of Borrower, par value $.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Shares Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Cost of Goods Sold” shall have the meaning assigned to that term in GAAP.

“Default Rate” shall have the meaning specified in Paragraph 3(a) hereof.

“Deposit Accounts” shall have the meaning assigned to such term in the UCC.

“Disclosure Schedule” shall have the meaning specified in Paragraph 11.

“Documents” shall have the meaning assigned to such term in the UCC.

“EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ Net Income After Taxes for such period, plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating Net Income After Taxes for such period, all on a consolidated basis. As used herein, the term "Net Income After Taxes" for any period shall mean Borrower’s and its Subsidiaries net income after taxes for that period, subject to the following requirements: (i) any net operating loss carryforwards which would otherwise be available as deductions against Borrower’s gross income shall be disregarded for purposes of this calculation; (ii) any after-tax gains or losses on the sale of assets, other than the sale of Inventory in the ordinary course of business, shall be disregarded for purposes of this calculation; and (iii) any other after-tax extraordinary gains or losses shall be disregarded for purposes of this calculation.

“EBITDA Projections” shall have the meaning specified in Paragraph 12(b) hereof.

“EBITDA Shortfall” shall have the meaning specified in Paragraph 8(a) hereof.

“Electronic Chattel Paper” shall have the meaning assigned to such term in the UCC.

“Eligible Accounts” shall mean those Accounts of Borrower which are unpaid no more than ninety (90) days from invoice date, and which Lender, in its sole discretion, determines to be eligible. Without limiting Lender’s discretion, unless otherwise agreed by Lender, the following Accounts of Borrower are not Eligible Accounts:

(i)  all Accounts owing by a single Account Debtor, if ten percent (10%) or more of the balance owing by such Account Debtor to Borrower is unpaid more than ninety (90) days after the invoice date;

(ii)  Accounts with respect to which the Account Debtor is an officer, director, employee, Subsidiary or Affiliate of Borrower;

(iii)  Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Accounts to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

(iv)  Accounts with respect to which the Account Debtor is not a resident of the continental United States, although Accounts with respect to which the Account Debtor is Fujitsu Microelectronics of America will not be disqualified as “Eligible Accounts” under this clause;

(v)  Accounts in dispute or with respect to which the Account Debtor has asserted or may assert a counterclaim or has asserted or may assert a right of setoff;

(vi)  Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in the exercise of its sole discretion;

(vii)  Accounts with respect to which Lender does not have a first and valid fully perfected security interest;

(viii)  Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

(ix)  Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;

(x)  Accounts to the extent that the Account Debtor’s indebtedness to Borrower exceeds a credit limit determined by Lender in Lender’s sole discretion;

(xi)  Accounts with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (a) receive a certificate of authority to do business and be in good standing in such state, or (b) file a notice of business activities report with such state’s taxing authority for the then current year unless Borrower has taken one of the actions described in clauses (a) or (b) or Borrower has proven to Lender’s satisfaction that it is exempt from such requirement;

(xii)  Accounts which arise out of sales (a) not made in the ordinary course of Borrower’s business, (b) which are not valid or legally enforceable, (c) which do not meet the Account Debtor’s specifications (if any) or (d) which have not been shipped;

(xiii)  Accounts with respect to which the Account Debtor has refused to accept or returned to Borrower any portion of the Inventory the sale of which gave rise to such Accounts; and

(xiv)  Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law.

"Eligible Inventory" shall mean Inventory of Borrower consisting of raw materials and finished goods which Lender, in its sole discretion, determines to be eligible. Without limiting Lender’s discretion, unless otherwise agreed by Lender, the following Inventory of Borrower is not Eligible Inventory:

(i) Inventory which is in transit;

(ii) Inventory which is not in good condition, or not currently usable or currently saleable in the ordinary course of Borrower’s business;

(iii) Inventory which is obsolete;

(iv) Inventory which Lender determines, in the exercise of its sole discretion, to be unacceptable due to age, type, category and/or quantity;

(v) Inventory with respect to which Lender does not have a first and valid fully perfected security interest;

(vi) Inventory consisting of work-in-progress, packaging materials or supplies; or

(vii) Inventory which is stored with or located on the premises of a bailee, consignee, warehouseman, processor or other third party.

“Eligible Orders” shall mean those Orders of Borrower which Lender, in its sole discretion, determines to be eligible. Without limiting Lender’s discretion, unless otherwise agreed by Lender, the following Orders of Borrower are not Eligible Orders:

(i)  Any Order from a single Customer which is received at a time at which the amount of the outstanding Orders and Accounts from that Customer exceeds One Million Dollars ($1,000,000);

(ii)  Orders with respect to which the Customer is an officer, director, employee, Subsidiary or Affiliate of Borrower;

(iii)  Orders with respect to which the Customer is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment for the Accounts arising from such Orders to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

(iv)  Orders where the Customer is in dispute regarding Accounts in excess of Fifty Thousand Dollars ($50,000) or more, or where the Customer has asserted or may assert a counterclaim or has asserted or may assert a right of setoff with regard to Accounts in excess of Fifty Thousand Dollars ($50,000) or more;

(v)  Orders with respect to which the prospect of payment or performance by the Customer is or will be impaired, as determined by Lender in the exercise of its sole discretion;

(vi)  Orders having a Gross Profit Margin that does not satisfy the gross profit requirements set forth in Exhibit B;

(vii)  Orders with respect to which the Customer is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

(viii)  Orders with respect to which the Customer’s obligation to pay the Account for the Order is conditional upon the Customer’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;

(ix)  Orders with respect to which the Customer is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (a) receive a certificate of authority to do business and be in good standing in such state, or (b) file a notice of business activities report with such state’s taxing authority for the then current year unless Borrower has taken one of the actions described in clauses (a) or (b) or Borrower has proven to Lender’s satisfaction that it is exempt from such requirement;

(x)  Orders which arise out of sales (a) not made in the ordinary course of Borrower’s business, or (b) which are not valid or legally enforceable; and

(xi)  Orders with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law.

“Equipment” shall have the meaning assigned to such term in the UCC.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning specified in Paragraph 13 hereof.

“Finished Goods” shall mean equipment fabricated by or on behalf of Borrower which conforms to the purchase requirements of an identified customer of Borrower.

“Fixtures” shall have the meaning assigned to such term in the UCC.

“Fully Diluted” shall mean the amount of Common Shares that would be outstanding if all options, warrants and other rights exercisable for the issuance of Common Shares and all conversion rights convertible for Common Shares were exercised, including the exercise of the Warrants herein.

“GAAP” shall mean generally accepted United States accounting principles, consistently applied.

“General Advance Conditions” shall have the meaning specified in Paragraph 4(a) hereof.

“General Intangibles” shall have the meaning assigned to such term in the UCC.

“Governmental Authority” means:

(a) the government of:

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary; or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Gross Profit Margin” shall mean, with respect to any Order, the result obtained by dividing (a) the result of subtracting the Cost of Goods Sold for the Inventory which is the subject of the Order from the gross sales price for that Inventory by (b) the gross sales price for that Inventory.

“Indemnified Party” shall have the meaning specified in Paragraph 15 hereof.

“Information” shall have the meaning specified in Paragraph 16 hereof.

“Initial Warrants” means the Common Share purchase warrants, in the form of Exhibit C delivered to Lender in accordance with Paragraph 4(b)(ii) hereof, which Warrants shall be exercisable immediately for 65,719,041 Common Shares at an exercise price of $0.01 per share and have a term of exercise equal to 5 years.

“Instruments” shall have the meaning assigned to such term in the UCC.

“Intellectual Property” shall mean collectively, all worldwide:

(i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether or not any of the foregoing are registered;

(ii) trademarks, trade names and service marks, trade dress, logos, Internet domain names, and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith;

(iii) copyrights (whether or not registered), moral rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights;

(iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing;

(v) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and

(vi) any and all other tangible or intangible proprietary property, information and materials that are or have been used (including in the development of) the Borrower’s business and/or in any product, technology or process (a) currently being or formerly manufactured, published, marketed or used by Seller, or (b) previously or currently under development for possible future manufacturing, publication, marketing or other use by Seller.

“Inventory” shall have the meaning assigned to such term in the UCC.

“Investment Property” shall have the meaning assigned to such term in the UCC.

“IP Diligence Issue” shall have the meaning specified in Paragraph 4(b)(i).

“Knowledge” shall mean the actual knowledge, after reasonable investigation, of Mark Mroczkowski, Nicholas Vandenbrekel, Alan McGinn, Kevin Henderson, or Phil Dumas.

“Lender's IP Due Diligence” shall have the meaning specified in Paragraph 4(b)(i).

“Letter-of-Credit Right” shall have the meaning assigned to such term in the UCC.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Lender or to any Affiliate of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including without limitation obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, including without limitation all obligations, liabilities and indebtedness of Borrower under this Agreement.

“Loan” or “Loans” shall mean Term Loan A and Term Loan B made by Lender to Borrower pursuant to Paragraph 2 hereof.

“Lock Box,” “Lock Box Account” and “Lock Box Event” shall have the meanings specified in Paragraph 8(a) hereof.

“Material Adverse Effect” shall have the meaning specified in Paragraph 11(b) hereof.

“Maturity Date” shall mean April 15, 2009.

“Obligor” shall mean Borrower and each Person who is or shall become primarily or secondarily liable for any of the Liabilities.

“Order” shall mean a written purchase order from a third party for one or more items of Inventory sold or offered for sale by the Borrower in the ordinary course of business.

“Other Agreements” shall mean all agreements, instruments and documents, including without limitation the Registration Rights Agreement, the Warrants, the Shareholders Agreement, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, security agreements, intercreditor agreements, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender or to any Affiliate of Lender in connection with the Liabilities or the transactions contemplated hereby, including the Pledge Agreements, the Subsidiary Guarantees and the Subordination Agreements.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due, (ii) liens or security interests in favor of Lender, (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business, and (iv) the liens set forth on Exhibit D.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including without limitation any instrumentality, division, agency, body or department thereof.

“Plan” shall mean any employee benefit plan defined in Section 3(3) of ERISA, including any multiemployer plan or any employee welfare benefit plan which is maintained or has been maintained pursuant to a collective bargaining agreement to which two or more unrelated employers contribute and in respect of which Borrower is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall have the meaning specified in Paragraph 5(a) hereof.

“Prior Indebtedness” shall mean the indebtedness from Borrower to the holder of the Prior Note which is evidenced by the Prior Note.

“Prior Note” shall mean that Second Amended, Restated and Consolidated Senior Secured Term Note dated November 1, 2005 made by Borrower to Lee Harrison Corbin, Attorney In Fact for the Trust under the Will of John Svenningson.

“Proceeds” shall have the meaning assigned to such term in the UCC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, between Borrower and Lender, in the form of Exhibit E delivered to Lender in accordance with Paragraph 4(b)(iii) hereof.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by Lender as provided for in the Registration Rights Agreement.

“Securities” means the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Shareholders Agreement” shall have the meaning specified in Paragraph 4(b)(v).

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

“Subsidiary Guarantees” shall have the meaning specified in Paragraph 5(b) hereof.

“Subordination Agreements” shall have the meaning specified in Paragraph 5(c) hereof.

“Tangible Chattel Paper” shall have the meaning assigned to such term in the UCC.

“Term Loan A” shall have the meaning specified in Paragraph 2(a) hereof.

“Term Loan B” shall have the meaning specified in Paragraph 2(c) hereof.

“Term Loan B Cash Flow Advances” shall have the meaning specified in Paragraph 2(d) hereof.

“Term Note A” shall mean the Term Note in the principal amount of $6,500,000 executed by Borrower in favor of Lender pursuant to Paragraph 2(a) hereof, and any extensions, supplements, amendments or modifications thereto.

“Term Note B” shall mean the Term Note in the principal amount of $5,000,000 executed by Borrower in favor of Lender pursuant to Paragraph 2(c) hereof, and any extensions, supplements, amendments or modifications thereto.

“Termination Date” shall mean the earliest to occur of the following: (i) the Maturity Date; and (ii) the date the Liabilities are accelerated pursuant to Paragraph 14 hereof.

“UCC” shall mean the Uniform Commercial Code as in effect form time to time in the state of Illinois.

“Underlying Shares” means the Common Shares issued and issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means collectively the Initial Warrants and the Additional Warrants.

2.  LOANS.

(a)  Subject to the terms and conditions of this Agreement and the Other Agreements, Lender agrees to make a term loan to Borrower in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (“Term Loan A”). Term Loan A shall be further evidenced by and payable in accordance with Term Note A, which is a consolidation, amendment and restatement of the Prior Note, and which has a face amount of Six Million Five Hundred Thousand Dollars ($6,500,000), reflecting the sum of the amounts previously advanced under the Prior Note (the “Prior Indebtedness”), plus the amount of Term Loan A. Borrower agrees that Term Loan A includes the Prior Indebtedness, and that repayment in full of Term Loan A shall include repayment in full not only of the $2,500,000 which may be advanced by Lender under this Agreement, but also repayment in full of the Prior Indebtedness. Payments of principal of Term Loan A may not be reborrowed. Principal of and all accrued and unpaid interest on Term Loan A shall be payable in full on the Termination Date.

(b)  Term Loan A shall be disbursed by Lender to Borrower in a series of 10 disbursements, each in the amount of Two Hundred Fifty Thousand Dollars ($250,000), each payable every other week, which shall be disbursed based on the Borrower’s satisfaction of the Advance Conditions stated in Paragraphs 4(a) and (b) of this Agreement, including the issuance by Borrower to Lender of the Initial Warrants for twenty five percent (25%) of Borrower’s Fully Diluted Common Shares. Lender, in its sole discretion, may elect to advance Term Loan A in greater amounts or on an accelerated funding schedule.

(c)  Subject to the terms and conditions of this Agreement and the Other Agreements, Lender agrees to make a term loan to Borrower in the principal amount of Five Million Dollars ($5,000,000) (“Term Loan B”). Term Loan B shall be evidenced by and payable in accordance with Term Note B, which has a face amount of Five Million Dollars ($5,000,000). Payments of principal of Term Loan B may not be reborrowed. Principal of and all accrued and unpaid interest on Term Loan B shall be payable in full on the Termination Date.

(d)  Term Loan B shall consist of a series of advances not to exceed, in the aggregate, Five Million Dollars ($5,000,000) (“Term Loan B Cash Flow Advances”), which shall be disbursed to Borrower based on Borrower’s satisfaction of the Advance Conditions stated in Paragraphs 4(a) and (c) of this Agreement, including the issuance by Borrower to Lender of the Additional Warrants for fifteen percent (15%) of Borrower’s Fully Diluted Common Shares..

3.  INTEREST, FEES AND CHARGES. Borrower shall pay to Lender the following:

(a)  Borrower shall pay to Lender interest on the outstanding principal balance of the Loans monthly in arrears on the first day of each month beginning on May 1, 2007 at the per annum rate of twelve percent (12%) (the “Base Rate”). Following the occurrence of an Event of Default, Borrower shall pay to Lender interest on the outstanding principal balance of the Loans at the per annum rate of four percent (4%) plus the Base Rate (the “Default Rate”). Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

(b)  It is the intent of the parties that the rate of interest and the other fees and charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other fees and charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

4.  CONDITIONS OF ADVANCES. Without limiting Lender’s discretion to make advances hereunder, the making of any advance provided for in this Agreement shall be conditioned upon the following conditions (“Advance Conditions”):

(a)  The following conditions (the “General Advance Conditions”) must be satisfied for any advance of the Loan:

(i)  Lender shall have received, by at least twelve o’clock noon (12:00 noon) Chicago time on the day on which an advance is requested to be made hereunder, a telephonic request from an officer of Borrower (or any Person authorized by Borrower pursuant to a written list provided to Lender), for an advance in a specific amount. In addition, Lender shall also have received all of the schedules, reports, and the Borrowing Base Certificate, in the form of Exhibit F, required to have been delivered by Borrower pursuant to Paragraph 9 hereof (the “Borrowing Base Certificate”);

(ii)  No Event of Default shall have occurred and be continuing or be caused by the making of such advance;

(iii)  All of the representations and warranties contained in this Agreement and the Other Agreements, including the representations and warranties regarding Borrower’s Intellectual Property, shall be true and correct in all material respects as if made on the date the request for an advance is made;

(iv)  Borrower’s employment agreements with Nicholas H. VandenBrekel and Mark L. Mroczowski provide for termination payments to Nicholas H. VandenBrekel and Mark L. Mroczowski in the event a change of control (as defined therein) occurs without the approval of the Borrower’s Board of Directors; it shall be a General Advance Condition Lender shall have received waivers of the application of those provisions of the employment agreements to the issuance of the Warrants, the issuance of shares to Lender pursuant to the Warrants and the exercise of Lender’s rights as a shareholder of Borrower, and those waivers must be in full force and effect at any time that an advance of the Loans is requested;

(v)  Lender shall have received, in form and substance satisfactory to Lender, the Pledge Agreements, the Subsidiary Guarantees and the Subordination Agreements, and those agreements must be in full force and effect at any time that an advance of the Loans is requested;

(vi) Lender shall have received a Waiver and Consent in a form satisfactory to Lender from each of the Series A Preferred Shareholders and Series B Preferred Shareholders identified on Exhibit S; and

(vii) Lender shall have received, in form and substance satisfactory to Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder, or which Lender may at any time request in a commercially reasonable manner.

(b)  The following conditions must be satisfied before Lender will make any advance from the Term Loan A:

(i)  Following the execution of this Agreement, Lender shall conduct due diligence with respect to Borrower’s Intellectual Property and Borrower’s rights to use Borrower’s Intellectual Property to commercialize technology (“Lender's IP Due Diligence”). On or before that date which will occur forty five (45) days after the date of this Agreement, Lender shall advise Borrower in writing as to whether Lender's IP Due Diligence has disclosed a condition or facts which Lender, in its sole discretion, regards as having the potential to result in a material adverse effect on the financial condition of Borrower (an "IP Diligence Issue"). Lender's notice to Borrower of the existence of an IP Diligence Issue shall constitute evidence that a condition precedent to the funding of Term Loan A related to IP Due Diligence has not been satisfied and no further advance of either Term Loan A or Term Loan B shall be made unless and until the IP Diligence Issue is resolved to Lender's satisfaction. In the event that Lender determines, in Lender's sole discretion, that Lender and Borrower have not reached a satisfactory resolution of the IP Diligence Issue or in the event that Lender and Borrower have not agreed upon a plan for the protection of Borrower's IP within a period of thirty (30) days following the date of Lender's notice to Borrower regarding the IP Diligence Issue, then Lender may declare an Event of Default under this Agreement.

(ii)  Lender shall have received the Initial Warrants registered in the name of Lender;

(iii)  Lender shall have received the Registration Rights Agreement duly executed by Borrower;

(iv)  Lender shall have received evidence of an amendment to the Borrower’s Articles of Incorporation to increase the amount of Borrower’s authorized Common Shares to cover all Fully Diluted Common Shares, including those exercisable under the Warrants;

(v)  Lender shall have received a shareholders agreement providing for the election of 2 additional directors to Borrower’s Board of Directors designated by Lender, in the form attached hereto as Exhibit G (the “Shareholders Agreement”), executed by the holders of a sufficient number of Fully Diluted Common Shares; and

(vi)  The General Advance Conditions must be satisfied as of the time of the proposed advance.

(c)  The following conditions must be satisfied for any Term Loan B Cash Flow Advance:

(i)  Lender must have received from Borrower and approved Borrower’s annual budget and EBITDA Projections (as defined below) for the calendar year during which the advance is requested, and Borrower’s cumulative EBITDA for the portions of that calendar year occurring before the month in which the advance is requested must be equal to or in excess of Borrower’s projected EBITDA for those months;

(ii)  Lender shall have received the Additional Warrants registered in the name of Lender;

(iii)  The General Advance Conditions must be satisfied as of the time of the Term Loan B Working Capital Advance; and

(iv)  at least one of the following conditions must be satisfied; either:

(A) Advances from the Term Loan B Cash Flow Facility may be requested for the purpose of obtaining Inventory for sale; for such advances, the Borrower must have one or more Eligible Orders for that Inventory, and no Order will be an Eligible Order unless fulfillment of that Order will produce a Gross Profit Margin in accordance with Exhibit B;

(B) Advances from the Term Loan B Cash Flow Facility may be requested for the purpose of obtaining working capital by advancing against royalty payments or other forms of income; in each such case, Borrower and Lender shall agree upon a formula to advance against such royalty payments or other forms of income; or

(C) Lender has, in its sole discretion, agreed to make an advance from the Term Loan B Cash Flow Facility.

5.  GRANT OF SECURITY INTEREST TO LENDER. As security for the payment or other satisfaction of all Liabilities, Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including without limitation all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, rights in Intellectual Property, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and any rights to indemnification); (c) all Inventory and other Goods, including without limitation Equipment, vehicles and Fixtures; (d) all Investment Property, including all shares of Borrower’s Subsidiaries; (e) all Deposit Accounts, bank accounts, deposits and cash; (f) all Letter-of-Credit Rights; (g) Commercial Tort Claims listed on Exhibit H hereto; (h) any other property of Borrower now or hereafter in the possession, custody or control of Lender or any agent or any Affiliate of Lender or any participant with Lender in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (f) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including without limitation proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.

(a)  To further evidence the foregoing security interests, as a General Advance Condition, Borrower shall execute and deliver to Lender in a form satisfactory to Lender a pledge of Borrower’s shares in the Subsidiaries and a pledge of Borrower’s Intellectual Property, plus such additional security agreements and UCC financing statements as Lender may request to evidence and document the foregoing grant of security interests (collectively, the “Pledge Agreements”), which Pledge Agreements shall include provisions recognizing that the security agreements and pledges which secured the Prior Note have been assigned to Lender and confirming that those security agreements and pledges remain in full force and effect, subject to no defenses of any kind. The Pledge Agreements shall include an agreement creating a security interest for Lender in the Deposit Accounts, which agreement shall be in the form of a control agreement.

(b)  As a General Advance Condition, Borrower shall also cause the Subsidiaries to enter into guarantees of the Loans in a form satisfactory to Lender (the “Subsidiary Guarantees”), which Subsidiary Guarantees shall include provisions recognizing that the guarantees of the Prior Note made by the Subsidiaries have been assigned to Lender and confirming that those guarantees remain in full force and effect, subject as of the date hereof to no defenses of any kind.

(c)  As a General Advance Condition, Borrower shall cause Nicholas H. VandenBrekel and Mark Mroczowski, as existing creditors of Lender, to enter into Subordination Agreements with Lender in a form satisfactory to Lender (the “Subordination Agreements”) which Subordination Agreements shall include provisions recognizing that the Subordination Agreements made with respect to the Prior Note have been assigned to Lender and confirming that those subordination agreements remain in full force and effect, subject to no defenses of any kind.

(d) Lender shall have the right now, and at any time in the future in his sole and absolute discretion, without notice to Borrower, to prepare, file and sign the Borrower’s name on any financing statement, notice of lien, assignment or satisfaction of lien or similar document in connection with the any and all security interests granted by Borrower to Lender under this Agreement. The Borrower hereby authorizes Lender to file financing statements containing the collateral description "All of the Debtor’s assets whether now owned or hereafter acquired." or such lesser amount of assets as Lender may determine, or Lender may, at his option, file financing statements containing any collateral description which reasonably describes the collateral in which a security interest is granted under this Agreement;

6.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

(a)  Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.

(b)  Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by an Agreement, Instrument of Document including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If any endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(c)  To the extent Borrower obtains or maintains any Electronic Chattel Paper, Deposit Accounts or Letter-of-Credit Rights, Borrower shall do such acts and things or cause third parties to do such acts and things to establish control in favor of Lender as control for such type of Collateral is defined in the UCC.

7.  COVENANTS REGARDING THE WARRANTS. Borrower shall maintain a reserve from its duly authorized Common Shares for issuance pursuant to the Warrants and the Other Agreements in such amount as may be required to fulfill its obligations in full under the Warrants and the Other Agreements.

8.  COLLECTIONS.

(a)  As used herein, the term “EBITDA Shortfall” shall mean that for any month, Borrower’s actual EBITDA is less than the EBITDA shown in Borrower's EBITDA Projections for that month by a percentage factor of fifteen percent (15%) or more. Upon occurrence of an EBITDA Shortfall for any month which continues for a second consecutive month, Lender shall have the right to declare that a cash management event (a “Lock Box Event”) has occurred, and unless and until a Lock Box Reset Event (as defined below) occurs, Lender shall have the following rights to collect Borrower's cash payments. Following occurrence of a Lock Box Event, Lender shall have the right to direct Borrower to cause all of its Account Debtors to make all payments on the Accounts to a post office box (the “Lock Box”) designated by, and under the exclusive control of Lender or another financial institution acceptable to Lender. Upon direction by Lender, Borrower shall establish an account (the “Lock Box Account”) in Borrower’s name with a financial institution acceptable to Lender, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower with respect to Accounts of Borrower and other Collateral in the identical form in which such payments were made, whether by cash or check. Following occurrence of a Lock Box Event, if Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary of Borrower, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts of Borrower or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in such Lock Box Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from Borrower, that such financial institution has no right to setoff against the Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box Account are transferred, and that such financial institution shall wire to Lender, or otherwise transfer to Lender in immediately available funds in a manner satisfactory to Lender, funds deposited in the Lock Box Account on a daily basis as such funds are collected. For purposes of calculating interest on the Liabilities, three (3) business days after receipt by Lender of good Funds), Lender shall apply (conditional upon final collection) the whole or any part of such collections or Proceeds against the Liabilities in such order as Lender shall determine in its sole discretion. Borrower agrees that all payments deposited to such Lock Box Account or otherwise received by Lender, whether in respect of the Accounts of Borrower or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement. Borrower agrees to pay all fees, costs and expenses which Lender incurs in connection with opening and maintaining the Lock Box Account and depositing for collection by Lender any check or other item of payment received by Lender on account of the Liabilities. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this Paragraph, Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Tangible Chattel Paper of Borrower, document, instrument, invoice or similar document or agreement relating to any Account of Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(b)  As used herein, the term "Lock Box Reset Event" shall mean that following the occurrence of a Lock Box Event, Borrower's actual EBITDA for two consecutive months has equaled or exceeded the amount of EBITDA shown in Borrower's EBITDA Projections for those two months.

(c)  After the occurrence of a Lock Box Event, Lender may, at any time and from time to time, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or contract rights by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts of Borrower; (iii) surrender, release or exchange all or any part of any Accounts of Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement and to allow Lender to collect the Accounts of Borrower. In addition to any other provision hereof, Lender may at any time, whether before or after the occurrence of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

(d)  Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including without limitation reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute a loan, payable by Borrower to Lender on demand and, until paid, shall bear interest at the rate then applicable to the Loans.

(e)  Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including without limitation any Chattel Paper, Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

9.  SCHEDULES AND REPORTS.

(a)  At the end of each month, upon each request for a Loan hereunder and at such other times as may be requested by Lender from time to time hereafter, Borrower shall deliver to Lender (i) a Borrowing Base Certificate certified by an authorized officer of Borrower, which certificate includes a schedule identifying each Eligible Order together with copies of the invoices, if requested by Lender (with evidence of shipment attached) pertaining to each such Eligible Order as well as daily sales, collections, cash receipts, credit and adjustment reports and all appropriate supporting documentation; and (ii) such additional schedules, certificates, reports and information with respect to the Collateral as Lender may from time to time require. Lender, through its officers, employees or agents, shall have the right, at any time and from time to time in Lender’s name, in the name of a nominee of Lender or in Borrower’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telegraph or otherwise. Borrower shall reimburse Lender, on demand, for all costs, fees and expenses incurred by Lender in this regard. Borrower shall immediately notify Lender of any event causing loss or depreciation in value of Borrower’s Inventory (other than normal depreciation occurring in the ordinary course of business). Such monthly reports may be submitted by telecopy, with originals to follow by U.S. Mail.

(b)  Without limiting the generality of the foregoing, Borrower shall deliver to Lender, at least once a month, not later than the tenth (10th) day of each month (or more frequently when requested by Lender), a month-end EBITDA certificate, certified by an authorized officer of Borrower which reconciles to all month-end financial reports and which states the amount of EBITDA for the prior month.

(c)  Without limiting the generality of the foregoing, Borrower shall deliver to Lender, at least once a month, not later than the tenth (10th) day of each month (or more frequently when requested by Lender), a month-end Borrowing Base Certificate, certified by an authorized officer of Borrower which reconciles to all month-end financial reports, an accounts receivable aging report (aged by invoice date), an accounts payable aging report (aged by invoice date) and all appropriate supporting documentation.

(d)  All schedules, certificates, reports, and assignments and other items delivered by Borrower to Lender hereunder shall be executed by an authorized representative of Borrower and shall be in such form and contain such information as Lender shall specify.

10.  TERMINATION. This Agreement shall be in effect until the Termination Date. The security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the payment of the Liabilities has become indefeasible. In addition, the Covenants contained in Paragraphs 12(a), (b), (k), (l), (m), (n), (o), (p), (q), (r), and (s) shall survive the Termination Date for so long as Lender holds the Initial Warrants, the Additional Warrants or the Underlying Shares representing 25% of the Fully Diluted Common Shares. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents and Affiliates to Borrower.

11.  REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the disclosure schedules provided by the Borrower to the Lender on the date hereof, which may be supplemented with Lender’s approval from time to time after the date hereof should any fact or condition require a change thereto (the “Disclosure Schedule”), Borrower hereby represents, warrants and covenants that:

(a)  all of the direct and indirect Subsidiaries of Borrower are set forth on Exhibit I. Except as set forth on Exhibit G, Borrower owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities;

(b)  Borrower and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Borrower nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Borrower and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement and/or the Other Agreements, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on Borrower’s ability to perform in any material respect on a timely basis its obligations under this Agreement and/or the Other Agreements (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification;

(c)  the execution, delivery and performance of this Agreement and the Other Agreements by Borrower and the consummation by Borrower of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Borrower’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Borrower or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which Borrower or any Subsidiary is a party or by which any property or asset of Borrower or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any material law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Borrower or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Borrower or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect;

(d)  the financial statements delivered or to be delivered by Borrower to Lender at or prior to the date of this Agreement and at all times subsequent thereto fairly reflect the financial condition of Borrower in accordance with GAAP, and there has been no adverse change in the financial condition, the operations or any other status of Borrower since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement;

(e)  the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business, locations of Collateral and post office boxes are as set forth in Exhibit J; Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise Lender in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of Borrower’s books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

(f)  the Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit J;

(g)  if any of the Collateral consists of Goods of a type normally used in more than one state, whether or not actually so used, Borrower shall immediately give written notice to Lender of any use of any such Goods in any state other than a state in which Borrower has previously advised Lender such Goods shall be used, and such Goods shall not, unless Lender shall otherwise consent in writing, be used outside of the continental United States;

(h)  Borrower is and shall at all times be the lawful owner of its property now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens and except for sales of Inventory in the ordinary course of business;

(i)  Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; Borrower’s execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance which might result in any Materially Adversely Effect upon any of Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

(j)  Borrower shall, and shall cause each of its Subsidiaries to comply in all material respects with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a Material Adverse Effect upon the financial condition, operating results, assets, operations or business prospects of Borrower and its Subsidiaries taken as a whole, and pay and discharge when payable all taxes, assessments and governmental charges (except to the extent the same are being contested in good faith and adequate reserves therefor have been established);

(k)  there are no actions or proceedings which are pending or threatened against Borrower which might result in any Materially Adversely Effect with respect to Borrower’s property and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender;

(l)  Borrower has obtained all material licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules, and ordinances relating to taxes, securities, employee health and safety and environmental matters), the failure to comply with which would have a Material Adverse Effect on its business, property, assets, operations or condition, financial or otherwise;

(m)  other than Lender and those entities listed in Exhibit K, no Person has any right to cause Borrower to effect the registration under the Securities Act of any securities of Borrower;

(n)  the Securities are duly authorized and, when issued and paid for in accordance with this Agreement and/or the Other Agreements, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Borrower other than restrictions on transfer provided for in this Agreement and/or the Other Agreements. The Underlying Shares, when issued in accordance with the terms of this Agreement and/or the Other Agreements, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Borrower. The Initial Warrants shall be exercisable for 25% of Borrower’s Fully Diluted Common Shares and the Additional Warrants shall be exercisable for 15% of Borrower’s Fully Diluted Common Shares, therefore, Borrower has reserved from its duly authorized capital stock a number of Common Shares for issuance of the Underlying Shares at least equal to 40% of the Borrower’s Fully Diluted Common Shares on the date hereof;

(o)  the capitalization of Borrower is as set forth on Exhibit L. Borrower has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act, except as set forth on Exhibit K, other than pursuant to the exercise of employee stock options under Borrower’s stock option plans, the issuance of Common Shares to employees pursuant to Borrower’s employee stock purchase plan and pursuant to the conversion or exercise of Common Shares Equivalents outstanding as of the date of the most recently filed periodic report under the Securities Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement and/or the Other Agreements. Except as a result of the purchase and sale of the Securities, or as set forth in Schedule 11(o), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Shares, or contracts, commitments, understandings or arrangements by which Borrower or any Subsidiary is or may become bound to issue additional Common Shares or Common Shares Equivalents. The issuance and sale of the Securities will not obligate Borrower to issue Common Shares or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Borrower are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors of Borrower or others is required for the issuance and sale of the Securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to Borrower’s capital stock to which Borrower is a party or, to the Knowledge of Borrower, between or among any of Borrower’s shareholders;

(p)  all written information now, heretofore or hereafter furnished by Borrower to Lender is and shall be materially true and correct as of the date with respect to which such information was or is furnished, except to the extent the failure of such information being true and correct would not result in a Material Adverse Effect on the Borrower;

(q)  Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities or transactions with any Affiliate of Borrower; provided, however, that Borrower may enter into transactions with Affiliates of Borrower in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate of Borrower and, in connection therewith, may transfer cash or property to Affiliates of Borrower for fair value;

(r)  Except as set forth on Exhibit M, Borrower’s name has always been as set forth on the first page of this Agreement and Borrower uses no tradenames or division names in the operation of its business; Borrower shall notify Lender in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to Lender in writing;

(s)  with respect to Borrower’s Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment, including without limitation the Equipment described on Exhibit N; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained; (iii) Borrower shall not permit any such items to become a Fixture to real estate or an accession to other personal property; and (iv) Borrower, immediately on demand by Lender, shall deliver to Lender any and all evidence of ownership of, including without limitation, if applicable, certificates of title and applications of title to, any of the Equipment;

(t)  this Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(u)  Except as set forth on Schedule 11(u), Borrower is not now obligated, nor shall it create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that Borrower may (i) borrow money from a Person other than Lender on an unsecured and subordinated basis if a subordination agreement in favor of Lender and in form and substance satisfactory to Lender is executed and delivered to Lender relative thereto; (ii) maintain any present indebtedness to any Person which is set forth on Exhibit O; and (iii) incur unsecured indebtedness to trade creditors in the ordinary course of Borrower’s business;

(v)  Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

(w)  Exhibit H sets forth the names of all of the Subsidiaries of Borrower and except as set forth on Exhibit H, Borrower has no subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

(x)  Borrower has not received written notice that it is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

(y)  there are no controversies pending or to the Borrower’s Knowledge, threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on Borrower, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices, except to the extent the Borrower’s failure to be in compliance with all such laws would not result in a Material Adverse Effect on Borrower;

(z)  Exhibit P, Schedule 1 contains a true and complete list of the Intellectual Property, and includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Intellectual Property within twelve (12) months following the date of this Agreement, and the current status of the corresponding registrations, filings, applications and payments;

(aa)  Borrower has not received written notice that it has infringed upon or misappropriated any Intellectual Property rights of any person in Borrower’s conduct of the Business. No written notice (i) challenging the validity, effectiveness or ownership by Borrower of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by Borrower infringes or will infringe on any Intellectual Property rights or personal right of any Person have been asserted or, to Borrower’s Knowledge, are threatened by any Person, nor are there, to Borrower’s knowledge, any valid grounds for any bona fide claim of any such kind. To Borrower’s knowledge, there is and has been no unauthorized use, infringement or misappropriation of any Intellectual Property by any third party, employee or former employee;

(bb)  Except as set forth on Exhibit P, Borrower does not owe any royalties or other payments to third parties in respect of the Intellectual Property. All royalties or other payments set forth on Exhibit P, Schedule 2 that have accrued prior to the date of this Agreement have been paid; and

(cc)  Borrower represents, warrants and covenants to Lender that all representations and warranties of Borrower contained in this Agreement (whether appearing in Paragraph 11 or 12 hereof or elsewhere) shall be true at the time of Borrower’s execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall be remade by Borrower at the time each Loan is made pursuant to this Agreement.

12.  ADDITIONAL COVENANTS OF BORROWER. Except as otherwise contemplated in this Agreement or necessary to comply with this Agreement or the Other Agreements, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a)  Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit J;

(b)  Borrower agrees to deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including without limitation balance sheets and statements of income, retained earnings and cash flow of Borrower, with a Compliance Certificate in the form of Exhibit Q hereto, acknowledged by the Chief Financial Officer of Borrower to be true and correct and free from material error, as well as detailed accounts payable and accounts receivable agings; (ii) no later than ninety (90) days after the end of each of Borrower’s fiscal years, annual financial statements audited by independent certified public accountants selected by Borrower and satisfactory to Lender, which financial statements shall be accompanied by a letter from such accountants acknowledging that they are aware that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder and a Compliance Certificate acknowledged by the Chief Financial Officer of Borrower to be true and correct and free from material error; (iii) no later than the end of each fiscal year of Borrower, Borrower shall deliver to Lender projected balance sheets, income statements and projections of EBITDA (“EBITDA Projections”) for the succeeding fiscal year, such projections to be prepared showing monthly calculations; (iv) within ten (10) days after the filing thereof, copies of Borrower’s United States corporate income tax returns; and (v) such other financial information as Lender shall reasonably request;

(c)  Borrower shall promptly advise Lender in writing of any event that has had a Material Adverse Effect, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default hereunder after notice or lapse of time (or both), and such written advise under this Paragraph 12(c) shall not be deemed to cure or waive and an Event of Default;

(d)  Lender, or any Persons designated by it, shall have the right, upon providing the Borrower or its Subsidiaries, as the case may be, with no less than one day prior written notice, to call at Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may consider reasonable under the circumstances. Borrower shall furnish to Lender such information relevant to Lender’s rights under this Agreement as Lender shall at any time and from time to time request. Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with any Affiliate or the officers, employees or directors of any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants;

(e)  Borrower shall:

(i)  keep the Collateral properly housed and shall keep the Collateral insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to Lender. At the request of Lender, original (or certified) copies of such policies of insurance shall be delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender; and

(ii)  maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and, at the request of Lender, original (or certified) copies of such policies shall be delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or cancelled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. Such insurance, if obtained by Lender, may, but need not protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including without limitation court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall be payable on demand by Borrower to Lender and, until paid, shall bear interest at the highest rate then applicable to the Term Loans hereunder;

(f)  Borrower shall not use its property, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of its property in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; shall keep its property in good condition, repair and order; shall permit Lender to examine any of its property at any time; shall not permit its property, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; shall not grant a security interest in or suffer to exist a lien on any of its property; shall not sell, lease, transfer or otherwise dispose of any of its property except for the sale of Inventory in the ordinary course of its business; and shall not secrete or abandon any of its property, or remove or permit removal of any of its property from any of the locations listed on Exhibit J or in any written notice to Lender pursuant to Paragraph 11(b) hereof, except for the removal of Inventory sold in the ordinary course of Borrower’s business;

(g)  all monies and other property obtained by Borrower from Lender pursuant to this Agreement will be used solely for business purposes of Borrower as set forth in its Securities Exchange Act reports;

(h)  Borrower shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder, and Borrower shall not maintain duplicates or copies of such records at any address other than Borrower’s principal place of business set forth on the first page of this Agreement;

(i)  Borrower shall file all required tax returns and pay all of its taxes when due, including without limitation taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower’s financial statements, (ii) the contesting of any such payment does not give rise to a lien for taxes, (iii) Borrower keeps on deposit with Lender an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and (iv) if Borrower fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to the Term Loans hereunder;

(j)  Borrower shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

(k)  Except for the payment of dividends to the holders of the Borrower’s Series A or Series B Preferred Stock, Borrower shall not, except as expressly contemplated by this Agreement, directly or indirectly declare or pay any dividends or make any distributions upon any of its Common Shares;

(l)  Except in accordance with the rights and preferences of the Series A and Series B Preferred Stock, Borrower shall not, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of Borrower’s Common Shares (including, without limitation, warrants, options and other rights to acquire Common Shares);

(m)  Borrower shall not, except as expressly contemplated by this Agreement, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any Subsidiary to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of, (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for Common Shares, issued in connection with the issuance of Common Shares or containing profit participation features), (ii) any Common Shares (or any securities convertible into or exchangeable for any Common Shares) or rights to acquire any Common Shares, except in connection with any existing obligations or issued and outstanding securities as of the date hereof that may be convertible or exchangeable into Common Shares of the Borrower, in accordance with their terms, or (iii) any Preferred Shares or rights to acquire any Preferred Shares;

(n)  Borrower shall not merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a wholly-owned Subsidiary);

(o)  Borrower shall not sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 5% of the consolidated assets of Borrower and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

(p)  Borrower shall not liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into partnership form);

(q)  Borrower shall not enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the business of Borrower as set forth in its Securities Exchange Act reports;

(r)  Borrower shall not enter into, or permit any Subsidiary to enter into, any transaction with any of its or any of its Subsidiary’s officers, directors, employees or Affiliates except in the ordinary course of its business;

(s)  Borrower shall not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, indebtedness for borrowed money except as contemplated in this Agreement;

(t)  Borrower shall (i) keep in full force and effect any and all Plans which may, from time to time, come into existence under ERISA, unless such Plans can be terminated without liability to Borrower; (ii) make contributions to all of the Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to Plans (including without limitation the minimum funding standards of Section 302 of ERISA); and (iv) notify Lender immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plans;

(u)  Borrower shall reimburse Lender for all costs and expenses, including without limitation legal expenses and reasonable attorneys’ fees, incurred by Lender in connection with documentation and consummation of this transaction and any other future transactions between Borrower and Lender, including without limitation Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to administer, collect, protect or enforce any rights in or to the Collateral or incurred by Lender in seeking to collect any Liabilities and to administer and/or enforce any of Lender’s rights under this Agreement and the Other Agreements. All such costs, expenses and charges shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to the Term Loans hereunder;

(v)  Borrower shall not purchase or otherwise acquire (including without limitation acquisition by way of capitalized lease), or commit to purchase or otherwise acquire, any fixed asset, if, after giving affect to such purchase or other acquisition, the aggregate costs of all fixed assets purchased or otherwise acquired by Borrower would exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year of Borrower;

(w)  As required by federal law and the Lender’s policies and practices, the Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended; and

(x)  Borrower will propose to Lender procedures to protect the secrecy, confidentiality, and value of all trade secrets and Intellectual Property Rights included in the Intellectual Property; and, following Lender's reasonable approval of such procedures, Borrower will implement and adhere to those procedures in a commercially reasonable manner.

13.  INVESTMENT REPRESENTATIONS OF THE LENDER. In connection with its acquisition of the Initial Warrants, the Additional Warrants and the underlying shares of common stock of the Borrower, the Lender hereby represents and warrants to the Borrower as follows:

(a) The Lender is aware that the Initial Warrants, the Additional Warrants and the underlying shares of common stock of the Borrower are being offered and sold by means of an exemption under the Securities Act, as well as exemptions under certain state securities laws for nonpublic offerings, and that they make the representations, declarations and warranties as contained in this Section 13 with the intent that the same shall be relied upon by the Borrower in determining the Lender’s suitability as a purchaser of the Initial Warrants, the Additional Warrants and the underlying shares of common stock of the Borrower;

(b) The Lender is, and on each date it exercises either the Initial Warrants or the Additional Warrants, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Borrower and of making an informed investment decision;

(c) The Lender is aware that it cannot sell or otherwise transfer the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower without registration under applicable securities laws or without an exemption therefrom, and is aware that it will be required to bear the financial risks of its purchase for an indefinite period of time because, among other reasons, the Initial Warrants, the Additional Warrants and the underlying shares of common stock of the Borrower have not been registered with any regulatory authority and, therefore, cannot be transferred or resold unless subsequently registered under applicable securities laws or an exemption from such registration is available;

(d) The Lender recognizes that no agency has recommended or endorsed the purchase of the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower or passed upon the adequacy or accuracy of the information set forth herein, and that the Borrower is relying on the truth and accuracy of the representations, declarations and warranties made by the Lender as contained herein in selling the Initial Warrants, the Additional Warrants and the underlying shares of common stock of the Borrower to the Lender;

(e) The Lender is not purchasing the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower as a result of any advertisement, article, notice or other communication regarding the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement; and

(f) The Lender is purchasing the Initial Warrants, the Additional Warrants and the underlying shares of common stock of the Borrower for investment for its own account and not with a view to or for sale in connection with any distribution of the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower to or for the accounts of others. The Lender does not have any agreement or understanding, directly or indirectly, with any Person to distribute the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower. The Lender agrees that it will not dispose of the Initial Warrants, the Additional Warrants or the underlying shares of common stock of the Borrower, or any portion thereof or interest therein, unless and until counsel for the Borrower shall have determined that the intended disposition is permissible and does not violate applicable securities laws.

14.  DEFAULT. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a)  the failure of any Obligor to pay when due any of the Liabilities, unless otherwise cured by Borrower within five (5) days after the receipt of written notice thereof;

(b)  the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements, unless otherwise cured by Borrower within thirty (30) days after the receipt of written notice thereof;

(c)  the making or furnishing by any Obligor to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Lender, which is untrue or misleading in any material respect;

(d)  the making or any attempt to make any levy, seizure or attachment of any of Borrower’s property, unless otherwise cured by Borrower within thirty (30) days after the receipt of written notice thereof;

(e)  the commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary and such Obligor is contesting such proceedings in good faith, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

(f)  the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary and such Obligor is contesting such proceedings in good faith, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

(g)  the entry of any judgment or order against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

(h)  the dissolution of any Obligor which is a partnership or corporation, unless otherwise cured by Borrower within thirty (30) days after the receipt of written notice thereof;

(i)  the occurrence of a change of control of Borrower, except as contemplated in this Agreement;

(j)  unless otherwise cured by Borrower within thirty (30) days after the receipt of written notice thereof, the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Liabilities or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities;

(k)  unless otherwise cured by Borrower within thirty (30) days after the receipt of written notice thereof, the occurrence of any material adverse change in the financial condition of Borrower, including a material adverse change regarding Borrower's Intellectual Property,, as determined by Lender in its sole judgment or the occurrence of any event which, in Lender’s sole judgment might have a material adverse effect on the financial condition of Borrower, including a material adverse change regarding Borrower's Intellectual Property; or

(l)  Lender shall have declared an Event of Default with respect to an IP Diligence Issue under Section 4(b)(i) of this Agreement.

15.  REMEDIES UPON AN EVENT OF DEFAULT.

(a)  Without limiting Lender’s right to demand payment of the Liabilities at any time, upon the occurrence of an Event of Default, all of Borrower’s Liabilities shall immediately and automatically become due and payable, without notice of any kind and upon the occurrence of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b)  Upon the occurrence of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower’s premises where any of the Collateral may be without disturbing the business of the Borrower in any respect or causing any damage to the real or personal property of the Borrower, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrower’s premises without cost to Lender. At Lender’s request, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including without limitation reasonable legal expenses and reasonable attorneys’ fees, and any balance of such proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

16.  INDEMNIFICATION. Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each Affiliate of Lender, and each of their respective officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including without limitation the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including without limitation securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party within 15 days of receipt of a written demand from an Indemnified Party, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to the Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Paragraph 15 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

17.  CONFIDENTIALITY. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or rating agency, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Paragraph, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) to any direct or indirect contractual counterparty relating to this Agreement or such counterparty's professional advisor, (h) with the consent of the Borrower, and (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Paragraph 16 or (ii) becomes available to the Lender on a nonconfidential basis from a source other than a Borrower. The Lender further agrees not to buy or sell Common Shares on the basis of Information that is material and nonpublic at such time. For the purposes of this Paragraph, “Information” means all information received from any Borrower relating to a Borrower or its business, other than any information that (i) is or becomes publicly known through no wrongful act of the Lender; (ii) is obtained by the Lender from a third party lawfully in possession of such information and having the legal right to transmit the same, (iii) is already known to the Lender free of any restrictions at the time it is obtained from the Borrower or (iv) is independently developed by the Lender without reference to any confidential information of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Paragraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

18.  NOTICE. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to Borrower, to:	Sequiam Corporation 300 Sunport Lane Orlando, FL 32809 Attention: Mark L. Mroczkowski Facsimile: 407-240-1431

with a copy to:

Greenberg Traurig, P.A. 450 South Orange Avenue, Suite 650 Orlando, Florida 32801
Attention: Randolph Fields, Esq. Facsimile: 407-650-8472

If to Lender, to:	Biometric Investors, L.L.C. 5111 Maryland Way, Suite 201 Brentwood, TN 37027 Attention: Roger Brown Facsimile: (615) 221-1199
with a copy to:

Kenneth Hartmann, Esq.

330 W. State Street

Suite 200

Geneva, IL 60134

Facsimile: (630) 845-4039

with a copy to:

Stephen Tsoris, Esq.

Drinker Biddle Gardner Carton

191 N. Wacker Drive

Chicago, IL 60601

Facsimile: (312) 569-3142

19.  CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION. This Agreement and the Other Agreements are submitted by Borrower to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING WITHOUT LIMITATION THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER IN ACCORDANCE WITH THIS PARAGRAPH.

20.  PARTICIPATION; ASSIGNMENT. Lender shall have the right to assign all or any of its rights under this Agreement and the Other Agreements, and/or to offer participation interests therein, to any Person, without the consent of Borrower. In such event, Borrower shall execute such agreements, instruments and documents as Lender shall request in connection therewith, including without limitation agreements, instruments and documents in favor of each assignee and participant.

21.  MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including without limitation Borrower’s rights, titles, interest, remedies, powers or duties thereunder.

22.  HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement. As used herein, the term “including” and its variations shall be construed to mean “including without limitation.”

23.  POWER OF ATTORNEY. Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

24.  WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a)  BORROWER HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

(b)  Except as otherwise set forth herein, Borrower hereby waives demand, presentment, protest and notice of nonpayment.

(c)  Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

(Signatures continue on attached page)

--

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

SEQUIAM CORPORATION, a California corporation

By:

Name:

Title:

LENDER:

BIOMETRICS INVESTORS, L.L.C., a Delaware limited liability company

By:

Name: Roger Brown

Title: Manager

LIST OF EXHIBITS

A - Additional Warrants

B - Gross Profit Margin Requirements

C - Initial Warrants

D - Permitted Liens

E - Registration Rights Agreement

F - Form of Borrower’s Base certificate

G - Form of Shareholders Agreement

H - Commercial Tort Claims

I - Subsidiaries

J - Business and Collateral Locations

K	-	Entities Authorized to Cause Borrower to Effect a Registration Under the Securitieis Exchange Act of any Securities of Borrower

L - Borrower’s Capitalization

M - Additional Names

N - Equipment List

O - Indebtedness

P - Intellectual Property

Q - Certificate of Compliance

R - Forms of Notes

S - Series A and Series B preferred Shareholders

EXHIBIT A

Additional Warrants

EXHIBIT B

Gross Profit Margin Requirements

For any customer (unless otherwise specified below), the Gross Profit Margin for items of Inventory sold pursuant to any particular Order shall be greater or equal to the gross profit margins set forth in the table below, in order to be considered, in Lender’s sole discretion (unless otherwise agreed by Lender), an Eligible Order.

Customer	Item of Inventory	Gross Profit Margin
All Customers of Borrower	Any Item of Inventory	[25%]

EXHIBIT C

Initial Warrants

EXHIBIT D

Permitted Liens

The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except that all Leasehold improvements are collaterized by the landlord (East Group Properties, LP) and Biometrics Investors, L.L.C. has a security interest in all assets of the Company. All the assets of Biometric Security (PTY) LTD are secured as collateral for a purchase money note payable to AreGee Investments No. 105 (PTY) LTD. The unpaid balance of that note is $37,500 and 178,000 Sequiam Corporation restricted common shares. The shares of Sequiam East, Inc. serve as collateral for a purchase money note of $150,000.

EXHIBIT E

Registration Rights Agreement

EXHIBIT F

Form of Borrower’s Base certificate

EXHIBIT G

Form of Shareholders Agreement

EXHIBIT H

Commercial Tort Claims

None

EXHIBIT I

Subsidiaries

Each direct and indirect Subsidiary of the Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth below:

Subsidiary	Owner	Employer Identification #	Place of Incorporation	Percentage Ownership
Sequiam Software, Inc.	Sequiam Corporation	33-0998899	CA	100.00%
Sequiam Biometrics, Inc.	Sequiam Corporation	06-1691143	FL	100.00%
Sequiam Education, Inc.	Sequiam Corporation	41-2097750	FL	100.00%
Sequiam Sports, Inc.	Sequiam Corporation	59-3650544	DE	99.38%
Fingerprint Detection Technologies, Inc.	Sequiam Corporation	20-1115746	FL	100.00%
Constellation Biometrics Corporation	Sequiam Corporation	20-1998878	FL	100.00%
Biometric Security (Pty) Ltd.	Constellation Biometrics Corporation	2005/005066/07	South Africa	100.00%
Sequiam East, Inc. (f/k/a Magstone Innovation, Inc.)	Sequiam Corporation	1164611	China	80.00%

Biometrics Investors, L.L.C. holds the stock of all of the subsidiary companies shown above as collateral for their loan except for Sequiam East, Inc. whose ownership documentation is still in process with the Chinese government

EXHIBIT J

Business and Collateral Locations

Corporate Headquarters
Sequiam Corporation
300 Sunport Lane
Orlando, FL 32809

Africa Office
Biometric Security (Pty) Ltd.
Tijger Park 111
No. 4, Ground Floor
Willie van Schoor Avenue
Bellville, South Africa
7535

Asia Office
Sequiam East, Inc.
Room 508, Venture Center
Tianan Hi-Tech Park, No. 730
Yingbin Road
Shiqiao Town
Panyu District
Guangzhou, China 511400

EXHIBIT K

Entities Authorized to Cause Borrower to Effect a Registration Under the Exchange Act of  Any Securities of Borrower

Biometrics Investors, L.L.C.

EXHIBIT L

Borrower’s Capitalization

Shares outstanding at December 31., 2006	82,281,212
Shares issued - Litghtmaker LLC (3/7/07)	684,000	shares issued pursuant to pre-existing agreements
Shares issued - Lee Maher (3/14/07)	322,581	shares issued pursuant to pre-existing agreements
Shares outstanding at March 27, 2007	83,287,793

Warrants
Warrant Holder	Shares	Price	Amount Due on Exercise	Issue Date	Expiration Date
Walter H. Sullivan, III	-	1.00	-	2/6/2003	2/6/2007
Walter H. Sullivan, III	1,000,000	0.75	750,000	4/22/2003	4/22/2007
Walter H. Sullivan, III	20,000	1.25	25,000	6/1/2003	6/1/2007
Walter H. Sullivan, III	1,000,000	0.75	750,000	6/19/2003	6/19/2007
Walter H. Sullivan, III	2,000,000	0.75	1,500,000	9/15/2003	9/15/2007
Walter H. Sullivan, III	1,000,000	0.50	500,000	10/15/2003	10/15/2007
Walter H. Sullivan, III	2,647,059	0.17	450,000	12/17/2003	12/17/2007
Walter H. Sullivan, III	260,000	0.66	171,600	11/19/2004	11/19/2009
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen	350,000	1.00	350,000	5/13/2003	5/12/2008
Lee Harrison Corbin	100,000	0.25	25,000	12/18/2003	12/18/2008
Lee Harrison Corbin	220,000	0.75	165,000	7/24/2003	7/24/2008
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen	200,000	0.25	50,000	12/18/2003	12/18/2008
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen	1,300,000	0.66	858,000	9/30/2004	9/30/2009
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen	150,000	0.33	49,500	12/16/2004	12/16/2009
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen	600,000	0.33	198,000	3/23/2005	3/23/2010
Lee Harrison Corbin	195,000	0.66	128,700	9/30/2004	9/30/2009
Eagle Funding, LLC	400,000	0.66	264,000	9/7/2004	9/7/2009
Jane P. Trudeau	280,000	0.75	210,000	7/24/2003	7/24/2008
Broad Street Ventures	350,000	0.35	-	11/25/2003	11/25/2008
Broad Street Ventures	350,000	0.35	-	11/25/2003	11/25/2008
Lee Harrison Corbin	525,000	0.32	168,000	1/5/2006	1/5/2011
Series A Pfd Stock Placement Agent Warrants
Vince Calicchia	25,190	0.21	5,290	11/30/2005	11/30/2010
Vince Calicchia	16,031	0.21	3,367	11/30/2005	11/30/2010
Carmelo Troccoli	58,929	0.21	12,375	11/30/2005	11/30/2010
Carmelo Troccoli	37,501	0.21	7,875	11/30/2005	11/30/2010
Harborview Capital Management LLC	344,500	0.21	72,345	11/30/2005	11/30/2010
Harborview Capital Management LLC	-	0.21	-	11/30/2005	11/30/2010
Jonathan Rich	7,990	0.21	1,678	11/30/2005	11/30/2010
Jonathan Rich	5,086	0.21	1,068	11/30/2005	11/30/2010
Jody Giraldo	11,786	0.21	2,475	11/30/2005	11/30/2010
Jody Giraldo	7,500	0.21	1,575	11/30/2005	11/30/2010
Brad Barnard	11,786	0.21	2,475	11/30/2005	11/30/2010
Brad Barnard	7,500	0.21	1,575	11/30/2005	11/30/2010
vFinance Investments, Inc.	518,386	0.21	108,861	11/30/2005	11/30/2010
vFinance Investments, Inc.	-	0.21	-	11/30/2005	11/30/2010
Nico Pronk	589,286	0.21	123,750	11/30/2005	11/30/2010
Nico Pronk	375,000	0.21	78,750	11/30/2005	11/30/2010
Series A Pfd Stockholders Warrants
Harborview Master Fund LP	823,129	0.21	172,857	11/30/2005	11/30/2010
Monarch Capital Fund Ltd.	600,000	0.21	126,000	11/30/2005	11/30/2010
Nite Capital LP	935,376	0.21	196,429	11/30/2005	11/30/2010
Double U Master Fund LP	399,997	0.21	83,999	11/30/2005	11/30/2010
Alpha Capital	3,741,495	0.21	785,714	11/30/2005	11/30/2010
Whalehaven Capital Fund Ltd.	2,164,895	0.21	454,628	11/30/2005	11/30/2010
DKR Soundshire Oasis Holding Fund Ltd.	2,619,048	0.21	550,000	11/30/2005	11/30/2010
Series B Pfd Stock (1st Issuance) Placement Agent Warrants
Carmelo Troccoli	299,732	0.30	89,920	5/17/2006	5/17/2011
Harborview Capital Management LLC	420,000	0.30	126,000	5/17/2006	5/17/2011
Jonathan Rich	107,904	0.30	32,371	5/17/2006	5/17/2011
Jody Giraldo	16,071	0.30	4,821	5/17/2006	5/17/2011
Brad Barnard	16,071	0.30	4,821	5/17/2006	5/17/2011
vFinance Investments, Inc.	1,155,954	0.30	346,786	5/17/2006	5/17/2011
Nico Pronk	128,571	0.30	38,571	5/17/2006	5/17/2011
Sean Martin	84,268	0.30	25,280	5/17/2006	5/17/2011
Dani Sabo	42,857	0.30	12,857	5/17/2006	5/17/2011
Thomas Suppanz	64,286	0.30	19,286	5/17/2006	5/17/2011
Series B Pfd Stockholders (1st Issuance) Warrants
Ellis International	476,190	0.30	142,857	5/17/2006	5/17/2011
Brio Capital LP	476,190	0.30	142,857	5/17/2006	5/17/2011
Double U Master Fund LP	952,381	0.30	285,714	5/17/2006	5/17/2011
Lee Harrison Corbin	714,286	0.30	214,286	5/17/2006	5/17/2011
Nite Capital LP	714,286	0.30	214,286	5/17/2006	5/17/2011
Sibex Capital Fund Inc.	1,428,571	0.30	428,571	5/17/2006	5/17/2011
Harborview Master Fund LP	714,286	0.30	214,286	5/17/2006	5/17/2011
Monarch Capital Fund Ltd.	952,381	0.30	285,714	5/17/2006	5/17/2011
Alpha Capital AG	2,380,952	0.30	714,286	5/17/2006	5/17/2011
Whalehaven Capital Fund	1,666,667	0.30	500,000	5/17/2006	5/17/2011
Thomas Torelli	714,286	0.30	214,286	5/17/2006	5/17/2011
Martin J. Ferkin	166,667	0.30	50,000	5/17/2006	5/17/2011
David Baum	119,048	0.30	35,714	5/17/2006	5/17/2011
Howard Kent	190,476	0.30	57,143	5/17/2006	5/17/2011
Noble Special Situations Fund LP	357,143	0.30	107,143	5/17/2006	5/17/2011
Greg Silver	476,190	0.30	142,857	5/17/2006	5/17/2011
CMS Capital	476,190	0.30	142,857	5/17/2006	5/17/2011
Series B Pfd Stock (2nd Issuance) Placement Agent Warrants
Nico Pronk	203,571	0.30	61,071	6/21/2006	6/21/2011
Series B Pfd Stockholders (2nd Issuance) Warrants
RFJM Partners LLC	476,190	0.30	142,857	6/21/2006	6/21/2011
Nico Pronk	297,619	0.30	89,286	6/21/2006	6/21/2011
Noble Special Situations Fund LP	357,143	0.30	107,143	6/21/2006	6/21/2011
	42,893,897	0.34	14,399,814
Svenningsen Trust refinance of Laurus Funds
Warrants	2,000,000	0.20	400,000	05/18/2005	05/18/2011
Warrants	2,000,000	0.25	500,000	05/18/2005	05/18/2011
Warrants	2,000,000	0.30	600,000	05/18/2005	05/18/2011
	6,000,000	0.25	1,500,000
Laurus Debt Financing
Warrants - Original No. 1	-	0.41	-	04/27/2004	04/27/2010
Warrants - Original No. 2	-	0.50	-	04/27/2004	04/27/2010
Warrants - Original No. 3	222,222	0.58	128,889	04/27/2004	04/27/2010
Warrant issued on restructure No. 2	-	0.33	-	10/27/2004	10/27/2010
Warrant issued on payoff No. 3	1,500,000	0.23	345,000	05/18/2005	05/18/2011
	1,722,222	0.28	473,889

Convertible Preferred Stock

Series A Preferred Stock
Harborview Master Fund LP	-	0.21	-	11/30/2005	11/30/2008
Monarch Capital Fund Ltd.	-	0.21	-	11/30/2005	11/30/2008
Nite Capital LP	-	0.21	-	11/30/2005	11/30/2008
Double U Master Fund LP	-	0.21	-	11/30/2005	11/30/2008
Alpha Capital	-	0.21	-	11/30/2005	11/30/2008
Whalehaven Capital Fund Ltd.	-	0.21	-	11/30/2005	11/30/2008
DKR Soundshire Oasis Holding Fund Ltd.	-	0.21	-	11/30/2005	11/30/2008
Series B Preferred Stock - 1st Issuance
Ellis International	476,190	0.21	-	5/17/2006	none
Brio Capital LP	476,190	0.21	-	5/17/2006	none
Double U Master Fund LP	952,381	0.21	-	5/17/2006	none
Lee Harrison Corbin	714,286	0.21	-	5/17/2006	none
Nite Capital LP	714,286	0.21	-	5/17/2006	none
Sibex Capital Fund Inc.	952,381	0.21	-	5/17/2006	none
Harborview Master Fund LP	714,286	0.21	-	5/17/2006	none
Monarch Capital Fund Ltd.	952,381	0.21	-	5/17/2006	none
Alpha Capital AG	2,380,952	0.21	-	5/17/2006	none
Whalehaven Capital Fund	1,666,667	0.21	-	5/17/2006	none
Thomas Torelli	714,286	0.21	-	5/17/2006	none
Martin J. Ferkin	166,667	0.21	-	5/17/2006	none
David Baum	119,048	0.21	-	5/17/2006	none
Howard Kent	190,476	0.21	-	5/17/2006	none
Noble Special Situations Fund LP	357,143	0.21	-	5/17/2006	none
Greg Silver	476,190	0.21	-	5/17/2006	none
CMS Capital	476,190	0.21	-	5/17/2006	none
Series B Preferred Stock - 2nd Issuance
RFJM Partners LLC	476,190	0.21	-	6/21/2006	none
Nico Pronk	297,619	0.21	-	6/21/2006	none
Noble Special Situations Fund LP	357,143	0.21	-	6/21/2006	none
	13,630,952	0.21

Employee Stock Options
Option Holder
Scott Garron	22,500	0.17	3,825	11/28/2003	11/28/2013
L. Alan McGinn	225,000	0.17	38,250	11/28/2003	11/28/2013
L. Alan McGinn	500,000	1.17	585,000	12/1/2002	9/23/2008
Daniel Merillat	22,500	0.17	3,825	11/28/2003	11/28/2013
Ron Spohn	22,500	0.17	3,825	11/28/2003	11/28/2013
Lisa Wilde	15,000	0.17	2,550	11/28/2003	11/28/2013
Nicholas VandenBrekel	5,000,000	0.187	935,000	11/28/2003	11/28/2013
Mark Mroczkowski	4,000,000	0.187	748,000	11/28/2003	11/28/2013
Peter Scholtz	50,000	0.18	9,000	3/1/2006	3/1/2016
Kevin Henderson	333,334	0.18	60,000	3/1/2006	3/1/2016
	10,190,834	0.23	2,389,275

Total options, warrants and convertible pfd stock	74,437,905	0.25	18,762,978

Fully Diluted	157,725,698

Total number of fully diluted shares - subsequent to Biometrics Investors LLC receiving warrants for an amount of common shares that would represent 40% of the number of shares of common stock that the Company would have if all warrants and conversion rights were exercised	262,876,163

Warrants issued with the First Additional Advance (25%)	65,719,041
Warrants issued with the Additional Advance (15%)	39,431,424
Total - 40%	105,150,465

In addition to the foregoing the Company will be obligated to issue stock options for an additional 166,666 and 1,500,000 shares to Kevin Henderson and Edward Chen, respectively, when those options vest in accordance with the terms of their employment agreements all of which are publicly disclosed in SEC filings.

The Company has an obligation to issue 178,000 shares to Aregee Investments No. 105 (Pty) Ltd. in accordance with the Amended Promissory Note entered into on December 1, 2006.

EXHIBIT M

Additional Names

Wedge Net Experts, Inc.

EXHIBIT N

Equipment List

Equipment consists of the following at December 31, 2006:
Leasehold improvements	$1,465,270
Office furniture and fixtures	567,220
Computer equipment	226,526
Purchased software	151,701
2,410,717
Less accumulated depreciation	1,490,808
$919,909

EXHIBIT O

Indebtedness

Unrelated Parties
Biometrics Investors, L.L.C.  $3,965,119
EastGroup Properties, LP  $1,429,978
Aregee Investments No. 105   $165,000 ($37,500 cash + 178,000 shares of restricted common stock)
E-Team International Limited   $184,675
Cynthia Mroczkowski    $50,000

Related Parties
Nicholas VandenBrekel    $361,000
Mark Mroczkowski    $50,000
Alan McGinn     $12,000
Edward Chen     $150,000

EXHIBIT P

Intellectual Property

Schedule 1

(a) Sequiam Biometrics, Inc. is a party to that certain Co-operative Development and Supply Agreement with Kwikset Corporation relating to the Smart Scan technology.

(b) List of all Intellectual Property owned in whole or in part.
Proprietary Biometric Technologies
Software
1.	BioTime 4.0. Biometric Time and Attendance Software
2.	BioPay. Payroll system for use with BioTime. (New)
3.	BioTools 4.0. Development Tools for creation of stand alone biometric applications.
4.	BioTools 4.0 Professional. Advanced development tools for creation of biometric client server applications.
5.	BioWeb. 2.0 Development tools for creation of biometrically authenticated web sites.
6.	BioDoor. Stand alone access control software.
7.	BioAccess. (now part of BioTools)
8.	BioRegister. Software for club/group membership tracking.
9.	BioMail. Biometric enabling plug-in for Microsoft Outlook.
10.
CanSecU 4.0. Biometric software suite that is bundled with OEM and ODM USB fingerprint pods. Includes features like Windows login, biometric screensaver, biometric file encryption,  one-touch biometric web site login, biometric encrypted hard disk partitions etc..

11.	CanSecU 925. Client/Server time and attendance software.
12.	Shanghai Police Project. Client/Server biometric matching software for the Shanghai police department.
13.	Universal Biometric Interface (UBI) software development kit. Allows OEM customers to modify the functionality of the UBI in real time.
14.	HCB Development Tools. Software tools for testing and development of software for the HCB product.
15.	ScanQ Software Suite. A suite of software similar to CanSecU 4 that is to be bundled with Authentec, Fujitsu and other sensors.

Hardware

1.	Biovault 2.0. Full features biometric vault.
2.	BioBox. Smaller version of the Biovault 2.0
3.	Bank Box. Box designed to hold money for Banks in the Chinese market.
4.	ScanQ. Fujitsu and CMOS II based PC based biometric pod.
5.
BioPod. A match-on-device pod for real time authentication. Contains an ISO 7816 smart card reader and an Authentec sensor. We store the fingerprint on a smart card and the device compares the fingerprints taken from the device to the one on the card.

6.	Biolock. Low cost biometric door lock.
7.	HCB. Client/server time and attendance box that communicates billing data in real time to Sequiam’s network operations center. The billing data is then made accessible to clients.
8.
HDT. Biometric/RFID PDA. This is a wireless Windows CE 5.0 PDA with a removable RFID/Biometric module. When the device scans a user using its RFID chip the fingerprint sensor authenticates that user, then the device wirelessly pulls that users records from the server and displays it on the screen. Can be used for venue control, ticketing and other portable projects (similar to devices used by rental car attendants).

9.	HCT. This device is under development for the US Border Patrol and the US Army. It records a voice entry and attaches it to a fingerprint record.
10.	OEM Mini. Inexpensive stripped down version of the UBI. This is used in very low cost devices such as small safes and inexpensive products.
11.
OEM 2. Full featured ‘wall-hang’ box used for access control and time and attendance. Features include wireless access, Power over Ethernet, Data over Ethernet, Camera, Anti-pass-thru mechanism, smart card interface, match fingerprints on board and via server.

12.
UBI. Mid to low range device for allowing manufacturers of products to enable biometrics. This device can be added to safes, medicine cabinets etc. Can be used with any product that uses an electric locking mechanism.

13.	CMOS II. Low cost flat form factor optical biometric sensor. 500 dpi biometric sensor for use in notebook computers, PDA’s, portable devices etc..
14.	Fujitsu BioPod. Enclosure and mechanical design for the Fujitsu OEM/ODM sensor.

Test Hardware

1.	We have various test equipment we have developed for testing BioVaults, BioLocks and other products during the manufacturing process. Both hardware and software.
2.	Some of the software includes software used to serialize the BioVault etc..
3.	Sequiam also owns the injection molding tools for most of the products.

Trademarks

1.	Sequiam BioLock - pending
2.	Biometrics is the Key - pending
3.	Consumer Lifestyle Biometrics - pending
4.	Universal Biometrics Interface - pending
5.	BioVault - Registration No. 3,182,790
6.	IRP Internet Remote Print - Registration No. 3,105,889
7.	QuestPrint - Registration No. 2,620,977
8.	Sequiam - Registration No. 2,930,720

Patents

1.	BioVault Patent Pending No. 60/302,154
2.	BioVault locking Mechanism Patent Pending No. 10/358,013
3.	Briteprint Patent No. 6,865,285 B1

Although the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other similar intellectual property rights necessary or material for use in connection with their respective businesses as described in the SEC Reports, the Company granted a security interest in all of its patents and trademarks to Biometrics Investors, L.L.C..

EXHIBIT P

Intellectual Property

Schedule 2

Tacoma Technology, Inc. (“Tacoma”) shall receive a royalty on Tacoma products sold by the Company on a per unit basis equal to the sum of 7% of monies received. This payment shall be calculated and paid by wire transfer to Tacoma every 30 days.

EXHIBIT Q

Certificate of Compliance

EXHIBIT R

Forms of Notes

Term Note A

EXHIBIT R

Forms of Notes

Term Note B

EXHIBIT S

Series A Preferred Shareholders

EXHIBIT S

Series B Preferred Shareholders